EX 99.28(d)(34)(ix)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
and Invesco Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013, June 3, 2013, September 16, 2013, June 4, 2014, January 1, 2015, April 27, 2015 and January 1, 2016 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (the “Trust”).

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Adviser and the Sub-Adviser have agreed to include the JNL/Invesco China-India Fund, to be sub-advised by Invesco Hong Kong Limited, an affiliate of the Sub-Adviser, effective April 25, 2016, in the relationship pricing as footnoted on Schedule B; therefore, Schedule B to the Agreement must be amended.

Whereas, pursuant to the merger of the JNL/Invesco Large Cap Growth Fund of the Trust into another fund of the Trust, the Adviser and the Sub-Adviser have agreed to amend Schedule A and Schedule B of the Agreement to remove the JNL/Invesco Large Cap Growth Fund and its respective fees.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2016, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 25, 2016, attached hereto.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective April 25, 2016.

Jackson National Asset Management, LLC	Invesco Advisers, Inc.

By:	/s/ Mark D. Nerud	By:	/s/ Brian Thorp

Name:	Mark D. Nerud	Name:	Brian Thorp

Title:	President and CEO	Title:	Vice President

Schedule A
Dated April 25, 2016

Funds
JNL Multi-Manager Alternative Fund
JNL/Invesco Global Real Estate Fund
JNL/Invesco International Growth Fund
JNL/Invesco Mid Cap Value Fund
JNL/Invesco Small Cap Growth Fund

A-1

Schedule B
Dated April 25, 2016
(Compensation)

JNL Multi-Manager Alternative Fund

[Chart Omitted]

JNL/Invesco Global Real Estate Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $50 Million	0.50%
Amounts over $50 Million	0.45%

JNL/Invesco International Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $250 Million	0.40%
$250 Million to $750 Million	0.35%
$750 Million to $1 Billion	0.30%
$1 Billion to $2 Billion	0.275%
Amounts over $2 Billion	0.25%

JNL/Invesco Mid Cap Value Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $250 Million	0.45%
$250 to $500 Million	0.40%
Amounts Over $500 Million	0.35%

JNL/Invesco Small Cap Growth Fund
Average Daily Net Assets	Annual Rate(1)
All Assets	0.55%

(1)	For the purpose of calculating the sub-advisory fee for the JNL Multi-Manager Alternative Fund (the portion of Average Daily Net Assets managed by Invesco Advisers, Inc.), JNL/lnvesco Global Real Estate Fund, JNL/lnvesco International Growth Fund, JNL/lnvesco Mid Cap Value Fund, JNL/lnvesco Small Cap Growth Fund, and the JNL/Invesco China-India Fund (which is sub-advised by affiliate Invesco Hong Kong Limited), the following fee discount will be applied to total sub-advisory fees based on the average daily aggregate net assets of the Funds: 2.5% fee reduction for assets between $2.5 billion and $5 billion, 5% fee reduction for assets between $5 billion and $7.5 billion, 7.5% fee reduction for assets between $7.5 billion and $10 billion, a 10% fee reduction for assets over $10 billion.

B-1